Exhibit 8.1
July 26, 2007
Board of Directors
CapitalSource Inc.
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Re: Offering of $250,000,000 7.250% Senior Subordinated Notes due 2037
Ladies and Gentlemen:
This firm has acted as special tax counsel to CapitalSource Inc., a Delaware corporation (the “Company”), and its indirect, wholly owned subsidiary, CapitalSource Finance LLC, a Delaware limited liability company (the “Guarantor”), in connection with the proposed public offering (the “Offering”) of up to $250,000,000 aggregate principal amount of the Company’s 7.250% Senior Subordinated Convertible Notes due 2037 (the “Notes”), guaranteed on a senior subordinated basis as to payment of principal and interest by the Guarantor. The Notes are described more fully in the final prospectus supplement dated July 25, 2007 (the “Prospectus Supplement”) and the accompanying prospectus dated December 23, 2005 (together with the Prospectus Supplement, the “Prospectus”) that form part of the Company’s and the Guarantor’s effective registration statement on Form S-3 (Reg. No. 333-130681) (the “Registration Statement”).
In connection with the Offering, we have been asked to provide you with this legal opinion regarding the U.S. federal income tax matters specifically set forth below under the caption titled “Opinions.”

CapitalSource Inc.
July 26, 2007

Bases for Opinions
The opinions set forth in this letter are based on relevant current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress and the courts (as applicable), which may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
In rendering the following opinions, we have examined such statutes, regulations, records, agreements, certificates and other documents as we have considered necessary or appropriate as a basis for the opinions, including, but not limited to, (1) the Registration Statement (including the Prospectus); (2) the Issuer Free Writing Prospectus filed with the SEC relating to the Notes on July 25, 2007; (3) the form of the indenture and the first supplemental indenture thereto to be entered into at closing of the Offering among the Company, the Guarantor and Wells Fargo Bank, N.A., as trustee (the “Trustee”), relating to the Notes; (4) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in the Prospectus Supplement (the “Notes Tax Disclosure”); (5) the discussion under the caption “Material U.S. Federal Income Tax Considerations” contained in the Current Report on Form 8-K filed with the SEC on February 13, 2007 (the “Form 8-K”), (such discussion, together with the Notes Tax Disclosure, the “Tax Disclosure”); and (6) certain organizational documents of the Company and certain of its subsidiaries (those documents referred to in clauses (1) through (6), the “Reviewed Documents”).
The opinions set forth in this letter are premised on, among other things, the written representations of the Company contained in a letter to us dated on or about the date hereof (the “Management Representation Letter”) that we have discussed with the Company. For purposes of rendering our opinion, we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents and the Management Representation Letter. We

CapitalSource Inc.
July 26, 2007

consequently have relied upon the representations and statements of the Company as described in the Reviewed Documents and the Management Representation Letter, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects. We are not aware, however, of any material facts or circumstances contrary to, or inconsistent with, the representations and statements we have relied upon as described herein, or other assumptions set forth herein.
In this regard, we have assumed with your consent the following:
(i) that (A) all of the representations and statements set forth in the Reviewed Documents and the Management Representation Letter are true, correct, and complete as of the date hereof, (B) any representation or statement in the Reviewed Documents and the Management Representation Letter made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification, (C) each agreement described in the Reviewed Documents is valid and binding in accordance with its terms, and (D) each of the obligations of the Company, and its subsidiaries, and the Trustee, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms;
(ii) the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made; and
(iii) that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us.
Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied (including, in particular, the Management Representation Letter) may adversely affect the conclusions stated herein.
Opinions
Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion in the next two paragraphs below, we are of the opinion that:
(1)	the Company has been organized and has operated in conformity with the requirements for qualification as a REIT for its taxable year ended December 31, 2006, and the Company’s current organization and proposed method of operation (as described in the Management Representation Letter) will enable it to meet the

CapitalSource Inc.
July 26, 2007

requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2007 and thereafter; and

(2)	the portions of the discussion in the Tax Disclosure that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.
The Company’s qualification and taxation as a REIT under the Code will depend upon the ability of the Company to meet on an ongoing basis (through actual annual operating results, distribution levels, diversity of share ownership and otherwise) the various qualification tests imposed under the Code. We have not undertaken at this time to review the Company’s compliance with these requirements on a continuing basis, nor will we do so in the future. Accordingly, no assurance can be given that the actual results of the Company’s operations, the sources of its income, the nature of its assets, the level of its distributions to shareholders and the diversity of its share ownership for any given taxable year will satisfy the requirements under the Code for qualification and taxation as a REIT.
More specifically, in order to qualify as a REIT, 75% of the Company’s total assets must be comprised of (or have been comprised of) “real estate assets” (as that term is used for purposes of Section 856(c) of the Code) and limited other assets specified in the Code as of the close of each calendar quarter of the Company’s taxable year, including the calendar quarter ending September 30, 2007, and at least 75% of the Company’s gross income for any taxable year for which it seeks to qualify as a REIT must be from certain specified “real estate” sources, including interest on mortgage loans. The Company’s ability to comply with this requirement is entirely dependent on the Company acquiring and owning (for U.S. federal income tax purposes) on the relevant dates “real estate assets” with an aggregate value equal to, or in excess of, 75% of its “total assets” and owning throughout the relevant taxable year assets that will produce sufficient “real estate” gross income to satisfy the 75% gross income test. The value of the assets that the Company owned on June 30, 2007, and will own on September 30, 2007 and at the close of subsequent calendar quarters, cannot be known with certainty as of the date hereof. Similarly, the gross income that the Company’s assets will produce for 2007, and the nature of that income, cannot be known with certainty as of the date hereof. Moreover, as of the date hereof, we have not reviewed all assets that have been, or will be owned by the Company at the close of any calendar quarter, or which the Company currently owns, nor have we reviewed all of the gross income of the Company produced in 2006, or that it has produced to date or will produce in 2007. Accordingly, the accuracy of our opinion is entirely dependent on the Company’s representations contained in the Management Representation Letter regarding the value (or anticipated value, as the case may be) and composition of its assets as of September 30, 2007, and as of the close of calendar quarters thereafter, as well as at the close of prior calendar quarters in 2006 and 2007, and the nature and sources of its income for 2006, 2007, and thereafter.

CapitalSource Inc.
July 26, 2007

This opinion letter addresses only the specific federal income tax matters set forth above and does not address any other federal, state, local or foreign tax issues. In particular, we have not offered and are not offering any opinion regarding any U.S. federal income tax matters arising on or prior to December 31, 2005. This opinion letter has been prepared for your use in connection with the Offering, and speaks as of the date hereof. This opinion letter may not be relied upon by any person other than you or for any other purpose without our prior written consent. We assume no obligation by reason of this opinion letter to advise you of any changes in our opinions subsequent to the delivery of this opinion letter but agree to do so from time to time upon specific request from you for an update or confirmation.
This opinion letter has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference in the Prospectus Supplement constituting part of the Registration Statement, and speaks as of the date hereof. We hereby consent to the filing of this opinion letter as Exhibit 8.1 to such Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson LLP
Hogan & Hartson L.L.P.